UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2009

YANKEE HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-141699-05	20-8304743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16 YANKEE CANDLE WAY

SOUTH DEERFIELD,

MASSACHUSETTS 01373

(413) 665-8306

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05

Costs Associated With Exit or Disposal Activities.

On January 16, 2009, the Boards of Directors of Yankee Holding Corp. (the “Registrant”) and its wholly owned subsidiary The Yankee Candle Company, Inc. (the “Company”) committed to a restructuring plan involving (i) the closing of the Company’s Illuminations retail store division and the related Illuminations consumer direct business, (ii) the closing of 1 underperforming Yankee Candle retail store, and (iii) limited reductions in the Company’s corporate and administrative workforce.

As part of the restructuring plan the Company expects to close all 28 of its Illuminations retail stores and discontinue the Illuminations consumer direct (internet and catalog sales) business. The Company will continue to manufacture and market Illuminations® branded products primarily through the Company’s core Wholesale business. The Company decided to implement this portion of the restructuring plan based in part on the fact that the Illuminations retail and consumer direct businesses were generating financial results below management’s expectations and as part of management’s ongoing efforts to reduce the Company’s cost structure, focus its resources primarily on its core Yankee Candle business, optimize the Company’s return on invested capital and increase its overall operating efficiency. The closing of the Illuminations retail and consumer direct businesses will result in the termination of the employment of approximately 310 store employees (which includes part-time and seasonal employees) and field personnel in the Illuminations Division. The closing of the 1 Yankee Candle store will result in the termination of the employment of approximately 10 store employees (including part-time and seasonal employees). In addition, as part of the restructuring plan the Company is also terminating the employment of approximately 12 corporate and administrative employees in order to streamline portions of the organization, reduce the Company’s G&A and overhead cost structure and enhance its efficiency. All affected full and part-time employees are being offered a severance program.

The Company currently expects to incur charges related to the restructuring plan of approximately $18.0 million to $22.0 million in total, part of which will be taken in the fourth quarter of fiscal 2008 and the remainder of which will be taken in the first quarter of fiscal 2009. Approximately 50% of these charges are expected to be cash charges, consisting primarily of lease termination costs, employee severance payments, repayment of unamortized construction allowances, moving costs and other related expenses. The remaining approximately 50% of the charges are non-cash items, consisting primarily of fixed asset write-offs and impairment charges relating to intangible assets. The Company currently expects to complete all or substantially all of the activities associated with the restructuring plan by April 30, 2009.

The above estimated costs and charges are preliminary and may vary materially based on various factors, including negotiations with store landlords, timing in the execution of the restructuring program and changes in management’s assumptions and projections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 20, 2009

YANKEE HOLDING CORP. (Registrant)

/s/ Craig W. Rydin
Chief Executive Officer